Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement (Form S-8 No. 333-232657) pertaining to the EQT Corporation 2019 Long-Term Incentive Plan of our reports dated February 27, 2020, with respect to the consolidated financial statements and schedule of EQT Corporation and subsidiaries and the effectiveness of internal control over financial reporting of EQT Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
May 1, 2020